UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2020

NATIONAL BANK HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35654	27-0563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 East Orchard Road, Suite 300, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

303-892-8715
(Registrant’s telephone, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Class A Common Stock	NBHC	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Costs Associated With Exit or Disposal Activities.

On July 2, 2020, National Bank Holdings Corporation (the “Company”) announced its decision to consolidate 12 of its banking center locations throughout its Community Banks of Colorado, Bank Midwest and Hillcrest Bank markets.  The Company plans to integrate these locations into other, nearby banking centers within its network.  These actions are a result of the Company’s increased focus on balancing physical locations and digital banking channels, driven by increased client usage of online and mobile banking and a commitment to improve digital banking technology. The Company expects to complete a substantial majority of these actions by December 31, 2020.

The Company anticipates annual expense savings of approximately $3.5 million as a result of these consolidations. The Company expects to incur total pre-tax expense related to the consolidations of approximately $2.5 million, including approximately $2.2 million related to facilities expense.  The Company expects to recognize the majority of these expenses during the second quarter of 2020, with the remainder incurred by the end of 2020.

Item 2.06. Material Impairments.

The information contained in Item 2.05 above relating to asset impairment charges is incorporated into this Item 2.06 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bank Holdings Corporation

By:	/s/ Angela N. Petrucci
Name: Angela Petrucci Title: Chief Administrative Officer and General Counsel

Date: July 2, 2020

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